Exhibit 99.1
Republic Property Trust Reports 2005 Fourth Quarter and Year-End Results
Washington, D.C., March 23, 2006 — Republic Property Trust (the “Company”) (NYSE: RPB), a self-administered and self-managed real estate investment trust, today announced its results for the three and twelve months ended December 31, 2005.
The Company completed its initial public offering (the “IPO”) and a series of formation transactions on December 20, 2005. Financial statements and exhibits included in this release reflect the Company’s results for the period from December 20, 2005 through December 31, 2005, and of its predecessor, RKB Washington Property Fund I L.P. (the “Predecessor”), for periods through December 19, 2005.
At December 31, 2005, the Company owned 10 properties, comprising 21 buildings in the Greater Washington, D.C. metropolitan area, through its approximate 87.5% ownership in Republic Property Limited Partnership, its Operating Partnership.
Mark R. Keller, Chief Executive Officer of Republic Property Trust said, “During 2005, we realized many important milestones and accomplished our strategic goal of going public. We are very proud of this accomplishment, which is a direct result of a considerable effort on the part of the team here at Republic, our bankers and advisors, the investors in our predecessor entity, and not least, the retail and institutional investors who subscribed to the IPO itself. I would like to extend my appreciation to all those dedicated people who helped make 2005 a ‘Year of Accomplishment’.”
Mr. Keller added, “Operationally, we continued to prudently manage our high quality portfolio of primarily Class A office buildings and worked aggressively to increase occupancy. We recently renewed our long-term leases with Cisco Systems and Ford Motor Company and we also commenced our leasing program at Presidents Park I by executing major leases with Network Solutions, DLT Solutions and iDirect Technologies for each of their corporate headquarter offices. In total, we executed approximately 324,000 square feet of new and renewed leases in 2005. We also successfully integrated our acquisitions of Presidents Park and the Republic Building into our portfolio.”
“Looking ahead, we remain committed to leveraging our in-depth operating experience, solid industry relationships and Washington D.C. expertise to continually improve the operating performance and occupancy of our office portfolio,” Mr. Keller added.

Republic Property 2005 Fourth Quarter and Year-End

Recent Real Estate Investment Activity
The Company recently announced that it has entered into an agreement to acquire the fee interest in Willowwood I and II for $66 million. Willowwood I and II, two Class A office buildings totaling approximately 250,000 net rentable square feet, are part of a four-building office complex known as Willowwood Plaza in Fairfax, Virginia. The Company currently owns the other two buildings in the park, Willowwood III and IV. The transaction is scheduled to close in late May 2006.
Financial Results
Net loss for the 2005 fourth quarter was $14.4 million, compared to net income of $0.4 million for the same period in 2004. The net loss for the fiscal year ended December 31, 2005 was $19.8 million, compared to net income of $2.5 million for the fiscal year ended December 31, 2004.
The 2005 results were negatively impacted by a number of fourth quarter expenses related to the IPO, including:
•	The Company recorded a charge of $5.7 million for stock and cash awards issued to key employees and trustees in connection with the IPO. This charge is reflected in General and Administrative costs in the accompanying Statement of Operations.

•	The Company recorded a charge of $3.9 million for the write-off of management agreements associated with the initial portfolio that were acquired in the IPO and formation transactions. Since the Company is self-managed, these contracts will not generate any additional consolidated cash flow and accordingly the consideration paid represents a settlement of these agreements and is reflected as a fourth quarter expense.

•	The Company recorded a charge of $1.2 million to assume the Predecessor’s debt. This charge is reflected in Interest Expense in the accompanying Statement of Operations.

•	The Company recorded a charge of $2.1 million to extinguish debt that was repaid using IPO proceeds. This charge is reflected in Interest Expense in the accompanying Statement of Operations.
Net loss excluding these IPO-related items was $3.2 million for the 2005 fourth quarter, as compared to net income of $0.4 million for the fourth quarter of 2004. The net loss excluding these IPO-related items for the year ended December 31, 2005 was $8.6 million, compared to net income of $2.5 million for the fiscal year ended December 31, 2004.
Comparability is also impacted by changes in the portfolio during the period. The Company acquired Campus at Dulles Technology Center and Corporate Oaks in January and August 2004, respectively; Presidents Park I, II and III in December 2004; and the Republic Building in late December 2005. Further, general and administrative expenses increased slightly as a result of (i) audit fees relating to the Company’s 2005 year end audit and (ii) recruiting fees, salaries and payroll taxes associated with the recruitment of new employees in anticipation of the IPO.

Republic Property 2005 Fourth Quarter and Year-End

Net loss per common share (basic and diluted) for the period from December 20, 2005 to December 31, 2005 was $0.47 per common share (basic and diluted). Weighted average shares and units outstanding for the period from December 20, 2005 to December 31, 2005 were 28,577,543 (basic and diluted).
FFO for the 2005 fourth quarter totaled negative $13.1 million, compared to positive $2.3 million for the comparable period in 2004. FFO for the fiscal year ended December 31, 2005 totaled negative $10.4 million, compared to positive $10.0 million for the fiscal year ended December 31, 2004.
FFO excluding the IPO-related items described above totaled negative $0.3 million, compared to positive $2.3 million for the comparable period in 2004. FFO excluding IPO-related items described above for the fiscal year ended December 31, 2005 totaled positive $2.4 million, compared to positive $10.0 million for the fiscal year ended December 31, 2004.
The changes in FFO between periods are driven by the same factors driving the changes in our net results as discussed above.
These reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter and fiscal year ended December 31, 2005. In management’s opinion, all adjustments considered necessary for a fair presentation of these reported results have been made.
Property Operations
Revenues for the fourth quarter of 2005 increased 32% to $9.2 million from $7.0 million for the comparable period in 2004. This was largely attributable to the increase in the portfolio from 1,114,057 net rentable square feet at October 1, 2004 to 1,991,056 net rentable square feet at December 31, 2005.
Leasing activity also contributed to the increase in revenues. The portfolio was 88.2% leased at December 31, 2005, compared to 77.6% at December 31, 2004. The increase in portfolio occupancy is primarily attributable to leasing activity at Presidents Park I and II, which were collectively 20.3% leased at December 31, 2004 and 57.8% leased at December 31, 2005. As of December 31, 2005, approximately 24.3% and 55.7% of space under lease in the portfolio was leased to U.S. government agencies and nationally recognized corporations, respectively.
Leasing Activity
In the fourth quarter of 2005, the Company was successful in its leasing objective of retaining and expanding existing tenants. Cisco Systems, Inc. renewed its lease term to March 31, 2016 for approximately 109,000 square feet of the approximately 138,000 total square feet it previously leased at Campus at Dulles Technology Center and Zeta Associates Incorporated expanded into approximately 10,000 square feet at Willowwood IV. At December 31, 2005, the portfolio’s total square feet leased had increased to 1,756,313.

Republic Property 2005 Fourth Quarter and Year-End

Cisco renewed the majority of its space at Campus that was due to expire on March 31, 2006. At Buildings 2 and 4 of Campus, Cisco renewed 90,202 square feet for 10 years. Cisco also renewed its 18,656 square feet at Building 5 for 10 years. Cisco’s 29,338 square feet in Building 3 will expire on March 31, 2006 per the original lease. The tenant improvement allowance for the renewed space equaled $10.00 per square foot.
At Willowwood IV, Zeta expanded into approximately 10,000 square feet of office space that was being vacated by another tenant. The tenant improvement allowance for the office space equaled $32.00 per square foot. The lease is coterminous with Zeta’s original lease and is due to expire on August 15, 2009. Zeta holds a five-year renewal option that would extend the expiration date to August 15, 2014.
Option Properties
Republic Property Trust has been retained as the property developer for three Class A Trophy office properties in Washington D.C., representing an estimated 1.1 million net rentable square feet, and has option agreements to acquire each of these assets. Two of these properties, Republic Square I and The Portals III are currently under construction while the third asset, Republic Square II, is an undeveloped parcel of land.
Republic Square I is undergoing final inspections from the local building and fire departments. The Company anticipates receipt of the building shell and core permit in late March or early April 2006. Tenant build out work has commenced. As of March 1, 2006, approximately 92,625 square feet, or 24% of the net rentable space, at Republic Square I had been pre-leased to three tenants, consisting of National Cable & Telecommunications Association, General Motors and General Services Administration (U.S. Government — Department of Justice). The weighted average starting rent for NCTA and GM is $32.87 per square foot on a triple net basis. The starting rent for the General Services Administration is $46.44 on a full service basis. The weighted average tenant improvement allowance for all three leases is $47.47 per square foot.
The building envelope for Portals III is complete. The typical floor cores are 90% complete. The Company anticipates completion of the building’s shell and core by May 2006. Although there have not been any leases executed at The Portals III, touring activity remains strong.
Dividends and Other Matters
On January 13, 2006, the Company’s Board of Trustees declared a pro rata quarterly cash dividend of $0.027 per common share for the period commencing upon completion of the IPO (December 20, 2005) and ending on December 31, 2005. The dividend was paid on February 7, 2006 to shareholders of record on January 24, 2006. This initial pro rata dividend was based on a dividend of $0.206 per common share for a full quarter.
The Company announced today that its annual shareholders’ meeting will be held on June 14, 2006 for shareholders of record as of April 18, 2006. The meeting will be held at 9:00 a.m. Eastern Standard Time at the Mandarin Oriental, 1330 Maryland Avenue S.W., Washington, D.C. 20024.

Republic Property 2005 Fourth Quarter and Year-End

Shareholders who own Republic Property Trust shares on April 18, 2006 are invited to attend the meeting and should expect to receive the Company’s proxy statement and related materials in early May.
The Company expects to file its Annual Report on Form 10-K on or before March 31, 2006.
Conference Call
Members of the Company’s management team will host a conference call and audio webcast, both open to the general public, at 11:00 A.M. Eastern Time on Thursday, March 23, 2006 to discuss its financial results and provide a Company update.
The conference call can be accessed by dialing 617-224-4326. The participant passcode is 48274129. The replay will be available through March 30, 2006 by dialing 617-801-6888, passcode 32111633.
The Company will audio webcast the call, which may be accessed through the Company’s own website at www.rpbtrust.com, in the Investor Relations section. To listen to a live broadcast, access this site at least 10 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. An audio replay of the webcast will be archived in the Investor Relations section of the Company’s web site under the heading Events & Webcasts for one year.
Supplemental Information
The Supplemental Package providing further information regarding the Company’s results of operations, its properties and tenants will be available prior to the quarterly conference call on the Company’s website.
About Republic Property Trust
Republic Property Trust is a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, acquire and develop primarily Class A office properties. The Company’s current portfolio is focused in the Washington, D.C. metropolitan, or Greater Washington, D.C., market. Republic Property Trust also selectively seeks fee-based development opportunities for all real estate classes in various geographic areas inside and outside of Greater Washington, D.C.
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the

Republic Property 2005 Fourth Quarter and Year-End

comparable GAAP financial measure can be found later in this release and in the Company’s Supplemental Information.
Safe Harbor
Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, including the final IPO prospectus dated December 16, 2005, which discusses these and other factors that could adversely affect the Company’s results. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
For Further Information:
Republic Property Trust
Mike Green, 202-863-0300
MGreen@RPBTrust.com

Republic Property Trust — Supplemental Financial Data
     Consolidated Statement of Operations — 2005 and 2004 Fiscal Years — Unaudited

	The Company	The Predecessor
(Dollars in thousands except per share amounts)
		Period from
	Period from December	January 1, 2005	Year ended
	20, 2005 to December	to December 19,	December 31,
	31, 2005	2005	2004

Revenue:
Rental income	$1,589	$33,909	$26,512
Management and development fees	116	—	—

Total operating revenue	1,705	33,909	26,512

Expenses:
Real estate taxes	152	2,980	1,752
Property Insurance	10	252	168
Property operating costs	267	6,356	4,391
Depreciation and amortization	579	10,594	7,512
Management fees	—	3,005	2,030
Management agreement write-off	3,856	—	—
General and administrative	6,576	715	914

Total operating expenses	11,440	23,902	16,767

Operating (loss) income	(9,735)	10,007	9,745

Other income and expense:
Interest income	35	173	50
Interest expense	(3,704)	(18,273)	(7,286)

Total other income and expense	(3,669)	(18,100)	(7,236)

Net (loss) income before minority interest	(13,404)	(8,093)	2,509

Minority interest	1,670	—	—

Net (loss) income	$(11,734)	$(8,093)	$2,509

Basic and diluted earnings (loss) per share	$(0.47)

Weighted average common shares outstanding — basic and diluted	25,017,524

Republic Property Trust — Supplemental Financial Data
(continued)
Consolidated Statement of Operations — Three Months Ended December 31, 2005 and 2004 — Unaudited

	The Company	The Predecessor
(Dollars in thousands except per share amounts)
		Period from
	Period from December	October 1, 2005	Three months
	20, 2005 to December	to December 19,	ended December
	31, 2005	2005	31, 2004

Revenue:
Rental income	$1,589	$7,499	$6,974
Management and development fees	116	—	—

Total operating revenue	1,705	7,499	6,974

Expenses:
Real estate taxes	152	681	467
Property Insurance	10	57	39
Property operating costs	267	1,716	1,385
Depreciation and amortization	579	2,406	1,912
Management fees	—	688	527
Management agreement write-off	3,856	—	—
General and administrative	6,576	248	199

Total operating expenses	11,440	5,796	4,529

Operating (loss) income	(9,735)	1,703	2,445

Other income and expense:
Interest income	35	53	15
Interest expense	(3,704)	(4,403)	(2,041)

Total other income and expense	(3,669)	(4,350)	(2,026)

Net (loss) income before minority interest	(13,404)	(2,647)	419

Minority interest	1,670	—	—

Net (loss) income	$(11,734)	$(2,647)	$419

Basic and diluted earnings (loss) per share	$(0.47)

Weighted average common shares outstanding — basic and diluted	25,017,524

Republic Property Trust — Supplemental Financial Data
(continued)
Reconciliations of non-GAAP financial measures
The Company calculates FFO pursuant to the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is used by management, investors and industry analysts as a supplemental measure of operating performance of equity REITs. The most directly comparable GAAP measure for FFO is GAAP net income (loss). Management believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values historically rise or fall due to market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs as disclosed in the Company’s Consolidated Statements of Cash Flows. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity. A reconciliation of net loss to FFO is provided below.
In addition to FFO, the Company also discloses net income (loss) and FFO excluding certain IPO-related items that affect comparability. The Company believes these non-GAAP measures provide a meaningful presentation of operating performance. The IPO-related expenses that the Company excludes from GAAP net earnings (loss) are both uncommon and are not expected to recur since they were incurred in connection with the Company’s initial public offering. Management believes including these one time expenses makes it difficult to compare the Company’s operating performance between periods. Most importantly, the transactions underlying the expenses that the Company excluded from GAAP net earnings (loss) are not the primary drivers in management’s decision-making process and capital investment decisions. Accordingly, the Company believes that investors are best served if the information provided is consistent with the information management uses to plan and execute their business strategy. A reconciliation of net loss and FFO before certain IPO related expenses to net loss is provided below.

Republic Property Trust — Supplemental Financial Data
(continued)
Reconciliation of Net Income (Loss) excluding IPO-related items to Net Income (Loss)

(Dollars in thousands)	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Net (loss) income — periods prior to IPO	$(2,647)	$419	$(8,093)	$2,509
Net (loss) income — period after IPO	(11,734)	—	(11,734)	—

	(14,381)	419	(19,827)	2,509

IPO-related Items:
Cash and stock awards	5,662	—	5,662	—
Management agreement write-off	3,856	—	3,856	—
Debt assumption costs	1,203	—	1,203	—
Debt extinguishment costs	2,075	—	2,075	—

Minority interest share of IPO-related items	(1,594)	—	(1,594)	—

Net (loss) income excluding IPO-related items	$(3,179)	$419	$(8,625)	$2,509

Reconciliation of Funds from Operations (FFO) to Net Income (Loss)

(Dollars in thousands)	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Net (loss) income — periods prior to IPO	$(2,647)	$419	$(8,093)	$2,509
Net (loss) income — period after IPO	(11,734)	—	(11,734)	—

	(14,381)	419	(19,827)	2,509

Minority interest	(1,670)	—	(1,670)	—
Depreciation and amortization	2,957	1,912	11,145	7,512

Funds From Operations	$(13,094)	$2,331	$(10,352)	$10,021

Republic Property Trust — Supplemental Financial Data
(continued)
Reconciliation of Funds from Operations (FFO) excluding IPO-related items to Net Income (Loss)

(Dollars in thousands)	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Net (loss) income — periods prior to IPO	$(2,647)	$419	$(8,093)	$2,509
Net (loss) income — period after IPO	(11,734)	—	(11,734)	—

	(14,381)	419	(19,827)	2,509

Minority interest	(1,670)	—	(1,670)	—
Depreciation and amortization	2,957	1,912	11,145	7,512

IPO-related Items:
Cash and stock awards	5,662	—	5,662	—
Management agreement write-off	3,856	—	3,856	—
Debt assumption costs	1,203	—	1,203	—
Debt extinguishment costs	2,075	—	2,075	—

FFO excluding IPO-related items	$(298)	$2,331	$2,444	$10,021